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[CREDIT SUISSE LOGO]
CREDIT SUISSE FIRST BOSTON CORPORATION
Eleven Madison Avenue                                     Telephone 212 325 2000
New York, NY 10010-3629

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                                 ACORDIA, INC.
                                       AT

                              $40.00 NET PER SHARE
                                       BY

                             AICI ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                        ANTHEM INSURANCE COMPANIES, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON THURSDAY, JULY 3, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                    June 6, 1997

To Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees:

     We have been appointed by AICI Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Anthem Insurance Companies, Inc., an Indiana mutual insurance company ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all of the outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Acordia, Inc., a Delaware corporation (the "Company"), at a purchase price of $40.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 6, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. Offer to Purchase, dated June 6, 1997.

          2. The Letter of Transmittal to tender Common Stock is for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Common Stock.

          3. A letter to stockholders of the Company from Messrs. Frank C. Witthun, President and Chief Executive Officer of the Company, and John C. Crane, Chairman of the Special Committee of the Board of Directors of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company.

          4. The Notice of Guaranteed Delivery for tender of Common Stock to be used to accept the Offer if neither of the two procedures for tendering Common Stock set forth in the Offer to Purchase can be completed on a timely basis.
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          5. A printed form of letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7. A return envelope addressed to First Chicago Trust Company of New York, the Depositary.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Common Stock in your name or in the name of your nominee.

     If, after giving effect to the purchase of shares of Common Stock in the Offer, the Purchaser owns 90% or more of the outstanding shares of Common Stock, the Purchaser intends to effect the Merger (as defined in the Offer to Purchase) as a "short-form" merger under the Delaware General Corporation Law, without a vote of the stockholders of the Company. In order to obtain such 90% ownership, the Purchaser must purchase at least 3,021,685 shares of Common Stock in the Offer, assuming all Stock Options and the Great American Warrants (each as defined in the Offer to Purchase) are surrendered in accordance with the provisions of the Merger Agreement for cash rather than exercised (or 5,597,905 shares of Common Stock, assuming all Stock Options and the Great American Warrants are exercised). Such 3,021,685 shares of Common Stock represent approximately 69.9% of the 4,323,322 shares of Common Stock not currently beneficially owned by Parent. If, after giving effect to the purchase of shares of Common Stock by the Purchaser in the Offer, the Purchaser owns less than 90% of the outstanding shares of Common Stock, the Merger will have to be approved by the Company's stockholders. Pursuant to the terms of the Company's Certificate of Incorporation, the Merger and the Merger Agreement (as defined in the Offer to Purchase) must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. By reason of Parent's current ownership of shares of Common Stock (which will be transferred to the Purchaser on or prior to the Expiration Date), the Purchaser will have sufficient voting power to approve the Merger and the Merger Agreement without the vote of any of the other stockholders of the Company and regardless of the number of shares of Common Stock purchased by the Purchaser pursuant to the Offer. Parent and the Purchaser have agreed in the Merger Agreement to vote or cause to be voted all shares of Common Stock owned by them in favor of approval and adoption of the Merger Agreement and the Merger.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 3, 1997, UNLESS THE OFFER IS EXTENDED.

     Please note the following:

          1. The offer price is $40.00 per share of Common Stock, net to the seller in cash.

          2. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, at least a majority of the outstanding shares of Common Stock other than shares owned by the Purchaser, Parent, Parent's other subsidiaries and Parent's executive officers and directors. See "INTRODUCTION," "THE TENDER OFFER -- Terms of the Offer" and "THE TENDER OFFER -- Certain Conditions of the Offer" in the Offer to Purchase.

          3. The Offer is being made for all outstanding shares of Common Stock.

          4. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent (as defined in the Offer to Purchase) or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the sale of Common Stock pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 10 of, and "IMPORTANT TAX INFORMATION" in, the Letter of Transmittal.

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          5. The Offer and withdrawal rights will expire at 12:00 midnight, New
     York City time, on Thursday, July 3, 1997, unless extended. See "THE TENDER OFFER -- Terms of the Offer" in the Offer to Purchase.

          6. Following the unanimous approval by the Special Committee of the Company's Board of Directors and its recommendation to the Board of Directors, the Board of Directors of the Company (excluding certain interested directors who abstained) approved the Offer, the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated by the Merger Agreement, determined that each of the Offer, the Merger Agreement and the Merger (as defined in the Offer to Purchase) is fair to and in the best interests of the stockholders of the Company and recommended that such stockholders accept the Offer and tender their Common Stock pursuant to the Offer.

          7. In all cases, payment for shares of Common Stock purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for, or a Book-Entry Confirmation (as defined under "THE TENDER OFFER -- Procedures for Tendering Common Stock -- Book-Entry Transfer" in the Offer to Purchase) with respect to, such Common Stock and a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees and all other documents required by the Letter of Transmittal. See "THE TENDER OFFER -- Procedures for Tendering Common Stock" in the Offer to Purchase.

     For Common Stock to be validly tendered pursuant to the Offer, either (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees, or in the case of a book entry transfer, an Agent's Message (as defined in "THE TENDER OFFER -- Procedures for Tendering Common Stock -- Book-Entry Transfer"), and all other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase prior to the Expiration Date and either (i) certificates representing tendered Common Stock must be received by the Depositary at any such address prior to the Expiration Date or (ii) such Common Stock must be delivered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date or
(b) the tendering stockholder must comply with the guaranteed delivery procedures set forth in the Offer to Purchase. No alternative, conditional or contingent tenders will be accepted. If a stockholder desires to tender Common Stock pursuant to the Offer and such stockholder's certificates for such shares of Common Stock are not immediately available or the procedures for book-entry transfer set forth in the Offer to Purchase cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Common Stock may nevertheless be tendered according to the guaranteed delivery procedures under "THE TENDER
OFFER -- Procedures for Tendering Common Stock -- Guaranteed Delivery" in the Offer to Purchase.

     The Purchaser will not pay any fees or commissions to any broker, dealer or other persons for soliciting tenders of Common Stock pursuant to the Offer (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase). The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes payable on the sale of Common Stock to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Credit Suisse First Boston Corporation, the Dealer Manager for the Offer, by mail at Eleven Madison Avenue, New York, New York 10010-3629, or by telephone at
(888) 624-6123, or First Chicago Trust Company of New York, the Depositary for the Offer, by mail at Suite 4660, P.O. Box 2569, Jersey City, New Jersey 07303-2569, or D.F. King & Co., Inc., the Information Agent for the Offer, by mail at 77 Water Street, New York, New York 10005, or by telephone at (800) 207-2872.

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     Requests for additional copies of the enclosed tender offer materials may be directed to the Information Agent at the above address and telephone number.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE PURCHASER, PARENT, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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